Letter of Intent

October 4, 2010

Gentlemen:

This letter confirms our agreement on the principal terms and conditions of Yale Resources Ltd. (“Yale”) proposing to grant an option to Nature’s Call Brands Inc. (“NATC”) to acquire a 70% interest in Yale’s wholly owned Los Amoles property located in the municipality of Villa Hidalgo, Sonora State, Mexico, more particularly described in Schedule “B” attached hereto (the “Property”).  Each party understands and agrees that preparation and execution of a definitive agreement is required and that it will contain the terms set forth in Schedule "A" and may include additional terms as Yale and NATC might agree to after good faith negotiation.  This Letter of Intent is intended to be binding with respect to the matters discussed in Schedule "A".  This Letter of Intent may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

YALE RESOURCES LTD. By: /s/ Ian Foreman Name: Ian Foreman Title: President
NATURE’S CALL BRANDS INC. By: /s/ Robbie Manis Name: Robbie Manis Title: CEO, Director

Schedule "A"

Yale Resources Ltd. / Nature’s Call Brands Inc.

TERM SHEET

October 4, 2010

This term sheet of the Letter of Intent sets forth the proposed terms and structure of a transaction in which Yale will grant an option to NATC to acquire a 70% interest in the Property.  This Letter of Intent is a binding agreement.  Any transaction will be subject in all respects to a fully negotiated and executed definitive option agreement (the "Definitive Agreement") and approval, if required, of the appropriate regulatory bodies.
1. Option Agreement
THE PARTIES AGREE to negotiate in good faith a Definitive Agreement to include the following terms and conditions:

(a) Yale grants to NATC an Option for NATC to acquire a 70% undivided interest in the Property.

To exercise the Option, NATC shall pay cash to Yale, issue common shares of NATC and fund exploration and development expenditures (the “Expenditures”) on the Property (all amounts in US$) in the following manner:
(i) pay the non-refundable amount of $25,000 to Yale within 48 hours of the signing of this Letter of Intent;
(ii) Pay an additional $25,000 and issue 200,000 common shares in the capital of NATC on signing of a Definitive Agreement;
(iii) on or before the date which is six (6) months after the signing of the Definitive Agreement, NATC will issue an additional 200,000 common shares in the capital of NATC to Yale,
(iv) on or before the date which is twelve (12) months after the signing the Definitive Agreement, NATC will issue an additional 200,000 common shares in the capital of NATC to Yale and fund Expenditures aggregating $200,000 on the Property.
(v) on or before the date which is twenty four (24) months after the signing the Definitive Agreement, NATC will issue an additional 200,000 common shares in the capital of NATC to Yale and fund additional Expenditures aggregating $300,000 on the Property.
(vi) on or before the date which is thirty six (36) months after the signing the Definitive Agreement, NATC will issue an additional 200,000 common shares in the capital of NATC to Yale and fund additional Expenditures aggregating $400,000 on the Property.

The common shares issued by NATC will be restricted as per the minimum requirements set by the appropriate regulatory body. Common shares of NATC will be issued post stock dividend whereby current NATC shareholders will receive an additional 20 common shares for each share they currently hold.

(b) Upon the execution and exercise of the Option, Yale agrees to transfer a 70% undivided interest in the Property to NATC.

Yale agrees to maintain all filings and payments on all claims within the Property in accordance with the laws of Mexico until such time as NATC earns an interest in the Property.  All such costs are to be made by Yale and then included in the Expenditures.

(c) Until the execution and exercise of the Option, the parties agree to the following:
(i) Yale will be the operator of the Property and will charge a 15% management fee on all Expenditures incurred on the Property.  Management fees will then be included in the Expenditures for that year’s work;
(ii) Yale will deliver to NATC a detailed account of work expenditures upon request, but not more often than every three (3) months except where a major development occurs, in which case Yale will report within 10 business days;
(iii) The allocation of any work Expenditures to be conducted on the Property will require, in advance of the Expenditures, the consent of both parties.
(iv) NATC agrees that $100,000 of Expenditures are considered a Firm Commitment and will provide Yale with $100,000 within 6 months of signing the Definitive Agreement.  If NATC were to terminate the agreement before Expenditures have totaled $100,000 then Yale will keep any unused remaining funds from previous payments made by NATC.

2. Due Diligence Investigation

Yale agrees to make available and grant access to NATC and their representatives, any corporate, financial, geological or other information as is reasonably necessary to conduct a due diligence review of the Property.   Yale shall take reasonable good faith efforts promptly to provide NATC or its representatives such documents as may reasonably be requested in writing.  Yale will grant to NATC and its consultants the right of entry to the Property for the purpose of carrying out its due diligence review of the Property and to perform such investigations, surveys and tests as NATC deems desirable.  The Closing of the Definitive Agreement is subject to NATC’s satisfactory due diligence review of the Property.

3. Budgets and payments
While Yale is Operator, Yale will provide NATC a budget for each successive phase of exploration and NATC agrees to:
(a) approve and/or provide comments on the budget within ten (10) business days;
(b) give to Yale an advance of at least 50% of each budget (after the Firm Commitment funds have been spent) within 30 days of its approval and acknowledges that Yale will not start that next phase of exploration until the advance has been received;

Payment to Yale for each completed phase of exploration will be due within thirty (30) days of receipt of request from Yale and will be accompanied by a detailed breakdown of costs.

If the complete funds are not received within thirty (30) days of the original request, Yale will have the right to issue a formal request for the amount owed within an additional thirty (30) days and that if the funds have not been received, Yale will have the right to terminate the Option.  For greater clarity, if expenditures have not been refunded/paid to Yale within sixty (60) days from the date of the original request the Agreement can be terminated.

4. Closing Conditions
Conditions to Closing shall include, without limitation:
(i) receipt of any necessary regulatory approvals;
(ii) NATC completing a due diligence review of the Property and NATC being satisfied, in its sole and absolute discretion, with the results of such a review and verification;

The parties agree to close the Definitive Agreement within sixty (60) days after the execution of this Letter of Intent and agree to extend the closing date for an additional thirty (30) days if there is a request to do so by either party.

5. Disclosure	The parties are permitted to make any public announcement regarding this Letter of Intent or any transaction contemplated hereby as required by applicable securities law.
6. No-Shop and Exclusive Provisions
Until sixty (60) days after the date of this Letter of Intent and in consideration for NATC’s commitment of time and resources to perform due diligence, Yale will not, directly or indirectly, through any officer, director, employee, affiliate or agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding the sale of the Property, or any plans to develop the Property.  Yale agrees that any such negotiations (other than negotiations with NATC) in progress as of the date of this letter will be suspended during such period, and that Yale will not accept or enter into any agreement, arrangement or understanding for sale or option of the Property or for the development of the Property during such period.

If Yale or any of its officers, directors, employees, affiliates or agents receives any proposal for, or inquiry respecting, any third party acquisition of or development for the Property, Yale will promptly notify NATC, describing in detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry.

7. (a) Expenses
Otherwise stated herein, Yale and NATC shall each be liable for their own costs, including legal, accounting, and other such costs, incurred by each of them in the negotiation and closing of this transaction.  NATC shall be responsible for all costs relating to its due diligence review of the Property.

(b) Break-up Fee
If within thirty (30) days from the date of this Letter of Intent or anytime prior to the Closing of the Definitive Agreement, Yale fails to complete the terms outlined within this Letter of Intent, Yale will reimburse to NATC all the expenses that have been incurred including the legal fees, due diligence expenses, taxes and disbursements incurred by NATC in relation to the review of the Property and drafting of the Definitive Agreement.  Such reimbursement costs will not exceed $25,000.

8.Area of Interest
There will be no Area of Interest surrounding the Property.

If Yale were to acquire a property or properties adjoining the Property, such property(ies) would be offered to NATC on a first right of refusal basis under terms similar to those within the Definitive Agreement.

Schedule “B”- List of mineral concessions comprising the Property

Concession name	Title number	Approx. Area (ha)
Los Amoles 2	082/33681	1,504.74

EL NOGAL
E-81/11229
E-4/1/2542
DIANA 2
E-82/26913
E-650,000
EL NOGAL
E-81/11229 E-4/1/2542
norte
DELIA
E-82/27729
DIANA
E-82/26749
NW 42°34'27.6"
y 165.049 m
P.P.
TERRENO
ABANDONADO
POR EL TREBOL
E-4/2/249
SW 80°53'22.925"
y 5,400.9759 m
NE 73°24'28.684"
y 21,224.761 m
TERRENO
LIBRE
DIANA I
E-82/32473
SE 10°10'53.821"
y 3,266.078 m
EL TREBOL
E-82/32764
E-4/2/249
MARISOL
E-82/32767
LOS
AMOLES
E-82/19813
E-4-1/2522
SW 26°30'
y 25.75 m
LOS AMOLES 2
E-82/33681
N-3,360,000
N-3,360,000
T.L.
TERRENO
ABANDONADO
POR EL TREBOL
E-4/2/249
TERRENO
LIBRE
SE 23°03'15.916"
y 21,478.356 m
AMPL. LA CARIDAD
E-4.1.3/1224
POCHE
E-82/26751
HERMOSILLO, SONORA
30 MAR 2010
RECIBIDO
LOTE: LOS AMOLES 2
EXP. No. 82/33681
SUPERFICIE: 1,504.74-13 Ha
AGENCIA: HERMOSILLO, SON.
MUNICIPIO: VILLA HIDALGO, SON.
CARTA TOPOGRAFICA DE INEGI:
EL ABANICO H12B75
COORDENADAS U.T.M. DEL P.P.
NORTE: 3,363,937.598 ESTE: 650,499.720
ESCALA: 1:50,000
EL PERITO REG. No. 1228
JULIO CESAR GONZALEZ ZAMORA
SUP. PERIMETRO EXTERIOR: 2,275.74-13 Ha
(-) SUP. PERIMETRO INT 1: 725.00-00 Ha
(-) SUP. PERIMETRO INT 2: 46.00-00 Ha
SUPERFICIE RESULTANTE: 1,504.74-13 Ha
E-650,000